As filed with the Securities and Exchange Commission on January 31, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER LP

(Exact name of registrant as specified in its charter)

Delaware	4922	30-0108820
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	8111 Westchester Drive, Suite 600 Dallas, Texas 75225 (214) 981-0700

SECOND AMENDED AND RESTATED ENERGY TRANSFER LP 2008 LONG-TERM INCENTIVE PLAN

ENERGY TRANSFER LP AMENDED AND RESTATED 2011 LONG-TERM INCENTIVE PLAN

ENERGY TRANSFER LP 2015 LONG-TERM INCENTIVE PLAN

(Full title of the plans)

Thomas E. Long

Chief Financial Officer

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William N. Finnegan IV Debbie P. Yee Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Thomas P. Mason Executive Vice President and General Counsel Energy Transfer LP 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 (214) 981-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Second Amended and Restated Energy Transfer LP 2008 Long-Term Incentive Plan	Common units representing limited partner interests	12,700,539	$14.15	$179,712,626.85	$21,781.17
Energy Transfer LP Amended and Restated 2011 Long-Term Incentive Plan	Common units representing limited partner interests	1,488,182	$14.15	$21,057,775.30	$2,552.20
Energy Transfer LP Long-Term Incentive Plan	Common units representing limited partner interests	14,447,438	$14.15	$204,431,247.70	$24,777.07

(1)

This Registration Statement (as defined below) registers an aggregate of 28,636,159 common units representing limited partner interests (the “Common Units”) in Energy Transfer LP, a Delaware limited partnership (the “Registrant”), that may be delivered with respect to awards under the Equity Plans (as defined herein).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the adjustment or anti-dilution provisions of the Equity Plans.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act. The price for the 28,636,159 Common Units being registered hereby is calculated on the basis of the average high and low sale prices of the Common Units as reported on the New York Stock Exchange on January 28, 2019.

EXPLANATORY NOTE

In connection with the merger (“Merger”) of Streamline Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant (formerly Energy Transfer Equity, L.P., a Delaware limited partnership, which, for purposes of clarity, was renamed Energy Transfer LP following the Merger), with and into Energy Transfer Operating, L.P., a Delaware limited partnership (formerly Energy Transfer Partners, L.P., a Delaware limited partnership, which, for purposes of clarity, was renamed Energy Transfer Operating, L.P. following the Merger and referred to herein as “ETP”), the Registrant assumed the Second Amended and Restated Energy Transfer LP 2008 Long-Term Incentive Plan (formerly the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan) (the “2008 Plan”), the Energy Transfer LP Amended and Restated 2011 Long-Term Incentive Plan (formerly the Regency Energy Partners LP 2011 Long-Term Incentive Plan) (the “2011 Plan”) and the Energy Transfer LP 2015 Long-Term Incentive Plan (formerly the Sunoco Partners LLC Long-Term Incentive Plan, as amended) (the “2015 Plan” and, together with the 2008 Plan and 2011 Plan, the “Equity Plans”). In connection with the Merger, awards outstanding under the Equity Plans, including each unvested award of ETP restricted units and ETP restricted phantom units, immediately prior to the effective time of the Merger were converted into, and will continue as, outstanding awards under the Equity Plans, except that the number of ETP common units covered by each such converted award was adjusted to instead represent the number of Common Units of the Registrant equal to the number of ETP common units subject to the corresponding award multiplied by 1.28 (the exchange ratio in the Merger), rounded up to the nearest whole unit.

The Registrant is filing this Registration Statement relating to an aggregate of 28,636,159 Common Units, comprised of (i) 960,036 Common Units issuable pursuant to the 2008 Plan and 11,740,503 Common Units subject to converted awards previously issued thereunder, (ii) 205,923 Common Units issuable pursuant to the 2011 Plan and 1,282,259 Common Units subject to converted awards previously issued thereunder, and (iii) 10,646,574 Common Units issuable pursuant to the 2015 Plan and 3,800,864 Common Units subject to converted awards previously issued thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

LE GP, LLC, a Delaware limited liability company and the general partner of the Registrant (the “General Partner”), will provide all participants in the Equity Plans with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a).	The Registrant’s latest Annual Report on Form 10-K (File No. 001-32740), filed with the Commission on February 23, 2018;

(b).

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the Commission on May 10, 2018, August 9, 2018 and November 8, 2018, respectively;

(c).

The Registrant’s Current Reports on Form 8-K filed with the Commission on January 16, 2018, April 3, 2018, June 4, 2018, July 18, 2018, August 2, 2018, August 3, 2018, September 12, 2018, September 18, 2018, October 19, 2018, October 25, 2018 and January 22, 2019; and

(d).

The description of the Registrant’s Common Units contained in the Registrant’s Registration Statement on Form 8-A, originally filed with the SEC on January 31, 2006, including any amendments or reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As provided in the Registrant’s partnership agreement, the Registrant will generally indemnify the General Partner, its officers, directors and affiliates to the fullest extent permitted by the law against all losses, claims, damages or similar events; provided, that the indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. Subject to any terms, conditions or restrictions set forth in the Registrant’s partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

To the extent that the indemnification provisions in the Registrant’s partnership agreement purport to include indemnification of liabilities arising under the Securities Act, in the opinion of the Commission, such indemnification is contrary to public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which such Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Second Amended and Restated Energy Transfer LP 2008 Long-Term Incentive Plan, as amended by the First Amendment thereto (formerly the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan).

4.2*	Energy Transfer LP Amended and Restated 2011 Long-Term Incentive Plan, as amended by the First Amendment thereto (formerly the Regency Energy Partners LP 2011 Long-Term Incentive Plan).

4.3*	Energy Transfer LP 2015 Long-Term Incentive Plan, as amended by the First Amendment thereto (formerly the Sunoco Partners LLC Long-Term Incentive Plan, as amended).

5.1*	Opinion of Latham & Watkins LLP regarding the legality of the securities registered hereby.

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP (Energy Transfer LP).

23.3*	Consent of Grant Thornton LLP (Energy Transfer Operating, L.P.).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 31, 2019.

ENERGY TRANSFER LP

By:	LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Thomas E. Long Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Thomas E. Long, Thomas P. Mason and William J. Healy and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, which are with LE GP, LLC, the general partner of Energy Transfer LP, on January 31, 2019.

Signature	Title

/s/ Kelcy L. Warren Kelcy L. Warren	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Thomas E. Long Thomas E. Long	Chief Financial Officer (Principal Financial Officer)

/s/ Marshall S. McCrea, III Marshall S. McCrea, III	President, Chief Commercial Officer and Director

Matthew S. Ramsey	Chief Operating Officer and Director

/s/ John W. McReynolds John W. McReynolds	Special Advisor and Director

/s/ A. Troy Sturrock A. Troy Sturrock	Senior Vice President and Controller (Principal Accounting Officer)

/s/ Steven R. Anderson Steven R. Anderson	Director

/s/ Richard D. Brannon Richard D. Brannon	Director

/s/ Ray C. Davis Ray C. Davis	Director

/s/ Michael K. Grimm Michael K. Grimm	Director